EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-03025 and 333-56035 and 333-129881 on Form S-8 of our reports dated March 3, 2008, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), and financial statement schedule and internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Weyco Group, Inc. for the year ended December 31, 2007.

Milwaukee, Wisconsin
March 3, 2008